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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                 Information to be Included in Statements Filed

             Pursuant to Rules 13d-1(b), (c) and (d) and Amendments

                     Thereto Filed Pursuant to Rule 13d-2(b)

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 3)*

                              Artificial Life, Inc.

--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock

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                         (Title of Class of Securities)

                                    04314Q105

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                                 (CUSIP Number)

                                    12/31/01

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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [_] Rule 13d-1(b)

       [_] Rule 13d-1(c)

       [X] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 6 pages

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---------------------                                      ---------------------
 CUSIP No. 04314Q0105             13G                         Page 2 of 6 Pages
---------------------                                      ---------------------

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1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Eberhard Schoeneburg
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)   [_]

                                                               (b)   [_]
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3.       SEC USE ONLY

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4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Germany
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                                5.     SOLE VOTING POWER

                                       3,767,377 shares
            NUMBER OF           ------------------------------------------------
             SHARES             6.     SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                   0
              EACH              ------------------------------------------------
            REPORTING           7.     SOLE DISPOSITIVE POWER
             PERSON
              WITH                     3,767,377 shares
                                ------------------------------------------------
                                8.     SHARED DISPOSITIVE POWER

                                       0
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,767,377 shares

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10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES       [_]
         CERTAIN SHARES
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11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         34.5% (based on 10,728,469 shares outstanding)

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         IN

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                                Page 2 of 6 pages

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Item 1(a).        Name of Issuer:
                  ---------------

                  Artificial Life, Inc.


Item 1(b).        Address of Issuer's Principal Executive Offices:
                  ------------------------------------------------

                  Artificial Life, Inc.
                  885 3rd Avenue
                  Suite 2921
                  New York, NY 10022


Item 2(a).        Name of Person Filing:
                  ----------------------

                  Eberhard Schoeneburg


Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  ------------------------------------------------------------

                  Artificial Life, Inc.
                  885 3rd Avenue
                  Suite 2921
                  New York, NY 10022


Item 2(c).        Citizenship:
                  ------------

                  Germany


Item 2(d).        Title of Class of Securities:
                  -----------------------------

                  Common Stock


Item 2(e).        CUSIP Number:
                  -------------

                  04314Q105


Item 3.           If This Statement is Filed Pursuant to Rule 13d-1(b), or
                  --------------------------------------------------------
                  13d-2(b) or (c), Check Whether the Person Filing is a:
                  ------------------------------------------------------

      (a)         [_] Broker or dealer registered under Section 15 of the
                      Exchange Act.




                                       Page 3 of 6 pages

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    (b)           [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

    (c)           [ ] Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act.

    (d)           [ ] Investment company registered under Section 8 of the
                      Investment Company Act.

    (e)           [ ] An investment adviser in accordance with Rule
                      13d-1(b)(1)(ii)(E).

    (f)           [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

    (g)           [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

    (h)           [ ] A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act.

    (i)           [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

    (j)           [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


    If this statement is filed pursuant to Rule 13d-1(c), check this box. [_]


Item 4. Ownership
        ---------

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned: 3,767,377 shares

         (b) Percent of class: 34.5% (based on 10,728,469 shares outstanding)

         (c)      Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 3,767,377 shares

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition of:
                        3,767,377 shares

                  (iv) shared power to dispose or to direct the disposition of:
                       0





                                Page 4 of 6 pages

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Item 5.           Ownership of Five Percent or Less of a Class
                  --------------------------------------------

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.           Ownership of More than Five Percent on Behalf of
                  ------------------------------------------------
                  Another Person
                  --------------

                  Not applicable


Item 7.           Identification and Classification of the Subsidiary
                  ---------------------------------------------------
                  Which Acquired the Security Being Reported on by the Parent
                  -----------------------------------------------------------
                  Holding Company
                  ---------------

                  Not applicable


Item 8.           Identification and Classification of Members of the Group
                  ---------------------------------------------------------

                  Not applicable


Item 9.           Notice of Dissolution of Group
                  ------------------------------

                  Not applicable


Item 10.          Certification
                  -------------

                  Not applicable




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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 2002                /s/ Eberhard Schoeneburg
                                       ------------------------------------
                                       Eberhard Schoeneburg
                                       President and Chief Executive Officer



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